Exhibit 10.3

FIRST AMENDMENT TO MICHAEL DEAN EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is entered into on this 4th day of March, 2013, by and between Nature’s Sunshine Products, Inc. (“the Company” or “NSP”) and Michael Dean (“Executive”).  NSP and Executive are collectively referred to herein as the “Parties.”

RECITALS

A.            The Parties entered into that Employment Agreement, dated on or about March 12, 2010 (the “Employment Agreement”).  Each capitalized term in this Amendment shall have the meaning ascribed to it in the Employment Agreement, except as otherwise defined herein.

B.            The Parties now desire to modify certain provisions of the Employment Agreement through this Amendment.

C.            The Company and Executive have previously entered into: (1) a stock option agreement entitled Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan Non-Incentive Stock Option Agreement, dated September 24, 2009, granting Executive the option to purchase 25,000 shares of the Company’s common stock; (2) a stock option agreement entitled Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan Non-Incentive Stock Option Agreement, dated March 12, 2010, granting Executive the option to purchase 200,000 shares of the Company’s common stock; (3) a stock option agreement entitled Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan Non-Incentive Stock Option Agreement, dated January 3, 2011, granting Executive the option to purchase 150,000 shares of the Company’s common stock; and, (4) a stock option agreement entitled Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan Non-Incentive Stock Option Agreement, dated March 1, 2012 (the “March 2012 Stock Option Agreement”), granting Executive the option to purchase 100,000 shares of the Company’s common stock (the “March 2012 Option”).  The stock option agreements described in this paragraph shall be collectively referred to herein as the “Stock Option Agreements,” and the stock options granted under the Stock Option Agreements shall be collectively referred to herein as the “Stock Options.”

D.            The Parties now desire to modify certain provisions of the Stock Option Agreements through this Amendment.

E.            The Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby amend the Employment Agreement and agree as follows:

1.     Resignation.  Executive agrees to resign from his regular full-time employment with the Company and to resign his seat on the Company’s Board of Directors effective March 31, 2013 (the “Resignation Date”).

2.     Restrictive Period.  Section 6.1 of the Employment Agreement is hereby amended to extend the Restricted Period from twelve (12) months to twenty-four (24) months from the Resignation Date and to revoke any right of the Company under subsection 6.1.5 of the Employment Agreement to extend the Restricted Period beyond the expiration of such twenty-four (24) month period.  In addition, the definition of “Competing Business” in Section 6.1.1 of the Employment Agreement shall be modified as follows:

“Competing Business” means (i) any business enterprise that is primarily engaged in any activity that competes anywhere in the world with any activity in which the Company is then engaged, or for which it has then current plans to engage, including sales or distribution of herbs, vitamins or nutritional supplements, weight management products, or any product, which the Company sells, distributes or has developed at the time of Executive’s termination; or (ii) any business enterprise seeking to effectuate a transaction that would result in a Change of Control as defined in Section 6b of the First Amendment to the Employment Agreement.

3.     Stock Options.  Except for the Performance-Based Portion of the Option (as defined in the March 2012 Stock Option Agreement) subject to the March 2012 Option, all Stock Options that are outstanding and unvested on the Resignation Date shall vest as of the Resignation Date; the Performance-Based Portion of the March 2012 Option shall terminate on the Resignation Date.  The post-termination exercise period of each outstanding Stock Option shall be extended so that each such Stock Option may be exercised during the twenty-four (24) month period following the Resignation Date but in no event later than the expiration of the term of the Stock Option.  All Stock Option Agreements shall be deemed amended to reflect the foregoing sentences.  The Company and Executive acknowledge and agree that upon fully accelerating all outstanding Stock Options, Executive will have vested in an aggregate of 450,000 Stock Options under the Stock Option Agreements.

4.     Life Insurance.  The Company will pay all premiums on Executive’s life insurance policy obtained through the Company and in effect on the Resignation Date for a period of eighteen (18) months following the Resignation Date.

5.     Release/Consulting Agreement. On the Resignation Date, Executive agrees to execute the release agreement attached hereto as Exhibit A (“Release”) in exchange for: (1) severance payments and benefits as set forth in Section 6 below, (2) an agreement for the Company to enter into a consulting agreement with Executive in the form attached hereto as Exhibit B (the “Consulting Agreement”); and, (3) reimbursement of the cost of Executive’s health insurance coverage under COBRA (and for his family members if the Company provided for their coverage during his employment) for up to eighteen (18) months from the Resignation Date, or as long as Executive is eligible for COBRA coverage, whichever is shorter.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA.  In order for Executive to receive any of the foregoing, the Release must become effective and enforceable in accordance with its terms following expiration of the applicable revocation period.

6.     Company Covenants.  Provided Executive complies with the Restrictive Covenants set forth in Section 6 of the Employment Agreement as modified herein and the Release has become effective and enforceable in accordance with its terms following expiration of the applicable revocation period, the Company agrees as follows:

a.     Severance Payments following Resignation Date.  In addition to the payments owing pursuant to the Consulting Agreement, the Company shall pay Executive $470,000 representing severance pay pursuant to subsection 5.1.2. of the Employment Agreement, provided that such payment shall be payable in twelve (12) equal monthly installments with the first such installment to be made on April 15, 2014 and the last such installment to be made on March 15, 2015.

b.     Change of Control.  In the event of any “change of control” of NSP at any time during the twenty four (24) month period following the Resignation Date, (i) the Company shall immediately notify Executive of the change of control (the “Change of Control Notice”), and in no event later than thirty (30) days prior to the change of control taking effect, (ii) the Consulting Agreement” shall terminate upon Company’s approval of a change of control, which termination shall be deemed without cause notwithstanding anything in the Consulting Agreement to the contrary, and (iii) the Company will pay Executive the remaining balance under the Consulting Agreement and the payments required under section 6(a) above.  A “change in control” shall be deemed to have occurred:

i.              At such time as a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company having 50% or more of the total number of votes that may be cast for the election of Directors of the Company;

ii.             On the effective date of and immediately prior to:  (i) the closing of any agreement for a merger or consolidation of the Company with another entity, provided that there shall be no change of control if the persons and entities who were the stockholders of the Company immediately before such merger or consolidation continue to own, directly or indirectly, shares of the corporation resulting from such merger or consolidation (“Newco”) having more than 70% of the total number of votes that may be cast for the election of directors of Newco, in substantially the same proportion as their ownership of the voting securities of the Company outstanding immediately before such merger or consolidation; or (ii) the closing of any sale, exchange or other disposition of all or substantially all of the Company’s assets; or (iii) a dissolution or liquidation of the Company’s assets; or

iii.            On the effective date of any sale, exchange or other disposition of 50% or more in fair market value of the Company’s assets, other than in the ordinary course of business, whether in a single transaction or a series of related transactions.

iv.            In determining whether clause (i) of the preceding provision has been satisfied, the third person owning shares must be someone other than a person or an affiliate of a person that, as of the effective date, was the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of Directors of the Company.

c.     Executive’s Attorneys’ Fees.  The Company shall pay up to $10,000 of Executive’s attorney’s fees, for all legal expenses incurred in connection with the negotiation, drafting, review and analysis of this Amendment, the Employment Agreement, the Release and related documentation and issues, to the extent such expenses are incurred no later than the effective date of the Release. Executive must submit an invoice substantiating the services provided.

d.     Transition Services.  Company shall reimburse Executive for certain fees and costs incurred prior to March 15, 2014 related to, concerning or arising out of transition services for Executive up to an amount to be agreed upon by Company and Executive on or before the Resignation Date, but in no event to exceed a total of $50,000.  For the purposes of this Amendment, transition services shall mean an individual or entity whom Executive engages, with the consent of Company, which consent Company shall not unreasonably withhold, for the purposes of assisting Executive in obtaining new employment, including but not limited to individuals or entities that provide head-hunting services, career guidance, network development services, job search services, psychological support and coaching and similar services.  Reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for such transition services.

e.     Relocation Cost Reimbursement. Company shall reimburse the reasonable costs directly related to Executive and his family members moving out of Utah incurred prior to March 15, 2014, up to a maximum allowable expense of $15,000.  For purposes of this Amendment, relocation costs shall include, but not be limited to, costs for packing, unpacking and moving household and personal property, automobiles and trucks and recreational equipment, along with travel costs for Executive and his family members, including but not limited to, air fare, room and board and mileage reimbursement at $.50 per mile for travel between Utah and the new location for purposes of relocation.

f.     Reimbursement of Realtor Fees.  Company shall reimburse Executive for realtor fees associated with the sale of Executive’s home in the Draper, Utah area, authorized at 6% of the selling price of the home, up to a maximum allowable expense of $40,000, provided the sale occurs prior to March 15, 2014.

g.     Joint Statement. In conjunction with its earnings release for the 2012 fiscal year, the Company agrees to issue a Press Release announcing the Executive’s resignation.  The portion of the Press Release regarding Executive’s resignation shall be subject to the approval of the Company and Executive.

7.     Successor and Assign.  In the event of the death or incapacity of Executive, this Amendment shall inure to the benefit of his estate, spouse, heirs, successor or assigns.

8.     Interpretation.  The Employment Agreement shall be construed, to the extent possible, so as to be consistent with this Amendment.  In any conflict between the Employment Agreement, the Consulting Agreement, or any other agreements between the Company and Executive and this Amendment, the terms of this Amendment shall prevail.  In particular, the parties agree that the provisions of Section 6 of the Employment Agreement will remain in effect except as modified as set forth in Section 2 herein.

9.     Legal Counsel and Code Section 409A.  Executive acknowledges that he has consulted with an attorney regarding the terms of this Amendment, the Release and the Consulting Agreement, and any ancillary issues related to these agreements, including, but not limited, issues related to compliance with Internal Revenue Code Section 409A (“Code Section 409A”).   The parties intend that this Amendment comply with the requirements of Code Section 409A.  The payments under this Amendment and the Consulting Agreement are intended to be exempt from Code Section 409A.  To the extent there is any ambiguity as to whether any provision of the Amendment would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.  For purposes of Section 409A, the right to receive one or more payments or benefits under this Amendment shall be treated as a right to a series of separate payments. Any reimbursement hereunder shall be made during 2014 provided Executive has timely submitted all required documentation.  The in-kind benefits provided in any calendar year shall not affect the in-kind benefits to be provided in any other taxable year and Executive’s right to in-kind benefits cannot be liquidated or exchanged for any other benefit. Executive acknowledges that Executive shall be solely responsible for all taxes, interest, and penalties arising from the payments and benefits under the Employment Agreement, this Amendment, the Consulting Agreement and the Stock Option Agreements.

10.  Delayed Commencement Date.  Notwithstanding any provision to the contrary in the Employment Agreement, this Amendment, the Release, or the Consulting Agreement (together, the “Agreements”), no payments or benefits to which Executive becomes entitled in accordance with the Agreements shall be made or paid to Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his separation from service, or (ii) the date of his death, if Executive is deemed, pursuant to the procedures established by the Company’s Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified employee” within the meaning of Code Section 409A at the time of such separation from service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 10 shall be paid to Executive in a lump sum, and any remaining payments due under the Agreements shall be paid in accordance with the normal payment dates specified in the Agreements.

11.  Withholding.  All payments and benefits under this Amendment shall be subject to withholding of all applicable taxes by the Company.

12.  Authorization.  Each person executing this Amendment represents and warrants that they have been duly authorized and directed to execute, deliver, and perform the terms of this Amendment, and that they have the authority to bind the entity on whose behalf the Amendment is executed.

Except to the extent amended hereunder, the terms and conditions of the Employment Agreement shall remain in full force and effect.

[Signature Page Follows]

NATURE’S SUNSHINE PRODUCTS, INC.

/s/ Stephen M. Bunker
By:	Stephen M. Bunker
Its:	Executive Vice President, Chief
Financial Officer and Treasurer

EXECUTIVE

/s/ Michael Dean
Michael Dean